NEWS RELEASE
620 Lesher Place
Lansing, Michigan 48912
517/372-9200
e-mail: neogen-info@neogen.com
www.neogen.com

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 21% increase in net income

LANSING, Mich., Sept. 24, 2003 – Neogen Corporation (Nasdaq: NEOG) announced today that net income for the first quarter of its 2004 fiscal year, which ended Aug. 31, was 21% higher than the previous year’s first quarter.

Net income per share was $0.20 for the first quarter as compared with $0.17 for the same period last year. Neogen’s quarterly net income increased to $1,302,000 from $1,075,000 in FY 2003. The quarter marked the 42nd consecutive profitable quarter from operations for the Company, and was the 47th of the past 51 quarters when Neogen reported revenue increases as compared with the previous year.

Neogen’s first quarter revenues were $12,233,000 — the first time the Company’s first quarter revenues have exceeded $12 million. Revenues were 10% greater than last year’s comparable quarter of $11,154,000.

“The first quarter was a great start for our new fiscal year as we continue to deliver on our belief that trust is earned,” said James Herbert, Neogen’s president. “Several months ago we foresaw a period of deflation in a number of the markets we serve, and implemented a strategy of further reducing costs in those markets. The improvement in profitability that we are reporting today reflects our efforts to reduce operating expenses. In a deflationary economy, the low-cost producer ultimately wins.”

Neogen’s Food Safety Division first quarter revenues were up 14% compared to the prior year, with broad-based increases across many product groups and market segments. Sales of test kits to detect mycotoxins in feed and food products increased 16% as sporadic outbreaks are reported in the 2003 growing season, and the effects of last year’s widespread outbreak of aflatoxin continue to be felt. Strengthening regulatory activity also influenced the quarter’s performance, as sales of tests to detect fumonisin, a mold toxin primarily found in corn, more than doubled prior year levels. The FDA recently issued guidance on the maximum safe levels of fumonisin in corn for human food and animal feed.

Sales of Neogen’s test kits to detect food allergens, including peanut, egg, almond and milk residues, continued their substantial growth trend by increasing 45% in the first quarter on a year-to-year comparison. Working closely with the respected University of Nebraska’s Food Allergy Research and Resource Program (FARRP), Neogen pioneered rapid tests for food allergens, and is the recognized leader in the development and marketing of diagnostic tests to detect food allergens. Unlabeled food allergens were the cause of over half of the food recalls last year.

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Neogen reports earnings, page 2

Neogen recently unveiled the first in a new generation of food allergen tests. Reveal® for Peanut Allergen combines the accuracy of previous generations of rapid food allergen screening tests with the simplicity and speed of a dipstick test format. Tests for other food allergens in the Reveal dipstick test format are currently being developed.

“Developing a quicker and easier test for peanuts is an example of Neogen responding to the escalating and evolving testing needs of the food industry,” said Ed Bradley, Neogen’s vice president of Food Safety Sales and Marketing. “Our continual introduction of new test kits from our research and development efforts, and the improvement in our existing tests, solidifies our standing as the single-source provider of testing products to the food industry.”

In the first quarter, revenues from Neogen’s Animal Safety Division gained momentum, improving 5% over the comparable prior year quarter. The division’s improvement was led by sales of veterinary instruments, primarily to the retail segment of the rebounding livestock market. Neogen continues its strategy of increasing distribution through the nation’s retail farm store chains. In the first quarter, 13 new stores were added, bringing the total to 766 stores.

“We are very pleased to see the improving numbers reflect our ongoing strategy of broadening the focus of our animal safety sales and marketing efforts,” said Lon Bohannon, Neogen’s chief operating officer. “The continuing trust that our veterinary instruments are receiving with farmers and ranchers is evidenced by the significant improvements we are seeing in the same-store reordering patterns throughout the retail segment.”

In the first quarter, for the second consecutive year, Neogen was named to Fortune Small Business’ list of the 100 fastest-growing, publicly-held small businesses in America. The publication ranked companies based on three criteria: earnings growth, revenue growth and stock performance over the past three years. The three criteria were then averaged to create the final list. For the period of March 1, 2000 to Feb. 28, 2003, Neogen had an average annual revenue growth rate of 19%, average annual increase in net income of 24%, and average annual increase in its stock price of 19%. Neogen’s growth in operating income during the same three-year period averaged 35%.

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals and nutritional supplements.

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Neogen reports earnings, page 3

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for per share)

	Quarter ended Aug. 31
	2003	2002(1)
Revenue
Food Safety	$6,899	$6,067
Animal Safety	5,334	5,087

Total revenue	12,233	11,154
Cost of sales	5,973	5,071

Gross margin	6,260	6,083
Other expenses
Sales & marketing	2,923	2,829
Administrative	787	1,060
Research & development	676	655

Total other expenses	4,386	4,544

Operating income	1,874	1,539
Other revenue	109	128

Income before tax	1,983	1,667
Income tax	681	592

Net income	$1,302	$1,075
Net income per diluted share	$0.20	$0.17

Other information:
Shares to calculate per share	6,569	6,365
Depreciation & amortization	$301	$300
Interest expense	—	—
Gross margin (% of sales)	51.2%	54.5%
Operating income (% of sales)	15.3%	13.8%
Revenue increase vs. FY 2003	9.7%
Net income increase vs. FY 2003	21.1%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2003	May 31 2003
Assets
Current assets
Cash & investments	$8,632	$8,897
Accounts receivable	7,172	7,499
Inventory	10,303	9,840
Other current assets	2,026	1,735

Total current assets	28,133	27,971
Property & equipment	4,767	4,640
Goodwill & other assets	15,316	15,425

Total assets	$48,216	$48,036

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable	$1,960	$3,273
Other current liabilities	2,540	2,490

Total current liabilities	4,500	5,763
Other liabilities	870	871
Stockholders’ equity—shares out 6,269 in ‘04 & 6,200 in ‘03	42,846	41,402

Total liabilities & stockholders’ equity	$48,216	$48,036

(1)	2002 revenues have been revised from amounts previously reported to conform with 2003 classifications that include shipping charges to customers as revenues.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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